Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Post-Effective Amendment No. 2 to the Registration Statement (Form S-8 No. 333-124190) pertaining to the Amended and Restated Akorn, Inc. 2003 Stock Option Plan of our reports dated March 15, 2012, with respect to the consolidated financial statements of Akorn, Inc. and the effectiveness of internal control over financial reporting of Akorn, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois
September 6, 2012